Exhibit (d)(24)

THIRTEENTH AMENDMENT TO SCHEDULE A TO THE EXPENSE LIMITATION AGREEMENT

Fund	Share Class	Operating Expense Limit (%)	Termination Date[1]
Emerging Markets Fund	Class A	1.40%	August 31, 2019
	Class C	2.15%
	Class I	1.15%
Asia Fund	Class A	1.40%	August 31, 2019
	Class C	2.15%
	Class I	1.15%
Emerging Markets Great Consumer Fund	Class A	1.40%	August 31, 2019
	Class C	2.15%
	Class I	1.15%
Emerging Markets Corporate Debt Fund	Class A	0.80%	August 31, 2019
	Class C	1.55%
	Class I	0.55%
Mirae Asset Emerging Markets VIT Fund	Class I	1.15%	August 31, 2020
Mirae Asset Emerging Markets Great Consumer VIT Fund	Class I	1.15%	August 31, 2020

Date: July 21, 2010

Amended: April 5, 2011

Amended: December 19, 2011

Amended: June 18, 2012

Amended: August, 28, 2013

Amended: June 16, 2014

Amended: June 22, 2015

Amended: September 22, 2015

Amended: June 20, 2016

Amended: June 19, 2017

Amended: September 26, 2017

Amended: June 18, 2018

Amended: December 19, 2018

1 The Expense Limitation Agreement shall continue in effect through August 31, 2019 for the Emerging Markets Fund, Emerging Markets Great Conusmer Fund, Asia Fund and Emerging Markets Corporate Debt Fund, and through August 31, 2020 for the Mirae Asset Emerging Markets VIT Fund and Mirae Asset Emerging Markets Great Consumer VIT Fund, and for annual periods ending on August 31 thereafter unless terminated pursuant to the Term and Termination provisions set forth in Amendment No. 1 to the Expense Limitation Agreement dated December 20, 2010.

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the last amended date written above.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Robert Shea	By:	/s/ Peter T.C. Lee

Print Name:	Robert Shea	Print Name:	Peter T.C. Lee

Title:	Vice President	Title:	Chief Executive Officer

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